EXHIBIT 1

AGREEMENT REGARDING JOINT FILING

                The undersigned, Jess M. Ravich and James B. Upchurch, hereby agree and acknowledge that the Amendment containing the information required by Schedule 13D, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  June 30, 2003

/s/ JESS M. RAVICH
Jess M. Ravich

/s/ JAMES B. UPCHURCH
James B. Upchurch